Exhibit 10.10

Blinkx Video Advantage Terms

BVA will pay 50% of the Net Revenues (as defined below) of all advertising revenue generated from the content on a publisher's video widgets, if any, and deducting any applicable VAT, sales, or other tax, recognized by blinkx and attributable to advertisements displayed in the widgets. Payments will be made Net 30 from collections of the Net Revenue. "Net Revenue" shall mean total advertising revenue recognized by blinkx from the sale of advertisements less costs in connection with the sale and display of such advertising (including, without limitation, sales commissions, revenue share for content providers, ad serving costs, and other expenses and fees) and refunds, rebates, chargebacks, claw backs from advertisers, etc.